Mentor  Municipal   Income   Portfolio  2nd   Solicitation   Letter--Mentor
Investment Group letterhead--Paul Costello Signature]

'Date'


Dear Mentor Shareholder:

We recently mailed you a proxy statement containing several important proposals outlined below. We have not yet received enough votes to approve the proposals for the shareholder meeting scheduled for October 15, 1999.

YOUR VOTE IS VERY IMPORTANT! The Fund's Trustees have carefully reviewed all the proposals and believe they are in the best interest of shareholders. They recommend you vote FOR the proposals.

Merger proposal:

o The merger of Mentor Municipal Income Portfolio into Evergreen Municipal Bond Fund.

Broad-based proposals:

o The conversion of the Fund into a series of a Delaware business trust will provide consistency across the fund family and flexibility compared to the previous form of organization. In addition, Delaware law offers certain advantages for business trusts and some important protections for shareholders.

o Changing the fundamental investment objective to non-fundamental and changing certain fundamental restrictions to non-fundamental gives the Fund and its investment adviser greater flexibility to respond to market, regulatory or industry changes. These reclassifications are not intended to alter the Fund's investment objective or its investment approach.

o Adopting standardized investment restrictions across all funds will help provide operational efficiencies and make it easier to monitor compliance with these restrictions. Standardized investment restrictions will also make it easier for the funds and their investment advisers to respond quickly to market, regulatory or industry developments. These changes will not substantially affect the way the Fund is currently managed.

Convenient Ways to Vote

o Use the enclosed Proxy Card to record your vote--either FOR, AGAINST or ABSTAIN then return the card in the postage paid envelope provided, or

o Complete the enclosed Proxy Card and FAX both sides of the card to 800.451.8683, or

o Call 800.690.6903 and record your vote by telephone. Please have your Proxy Card at hand when you call and enter the 12 digit Control Number found on the card, then follow the simple instructions, or

o Vote on the Internet by going to the website www.proxyvote.com or go to the Proxy Voting link on the Evergreen Funds website at www.evergreen-funds.com. Enter the 12 digit Control Number found on your Proxy Card, then follow the simple instructions.

If you have already voted, thank you for your participation and please disregard this letter.

We sincerely appreciate your vote and hope you will take a moment to help us obtain the necessary votes to pass the proposals affecting your Fund. If you have any questions about these proposals, please call Shareholder Communications Corporation at 800.645.7816 between the hours of 8:00 a.m. and 6:00 p.m. Eastern time.


Sincerely,




Name
Title
Organization